Exhibit 99.1

2901 Butterfield Road Oak Brook, IL 60523 www.inlandwestern.com

FOR IMMEDIATE RELEASE

Contact:                 Georganne Palffy, Inland Western Retail Real Estate Trust, Inc. (Analysts)

(630) 368-2358 or georganne.palffy@inland-western.com

Andrea Cordts, Inland Communications, Inc. (Media)

(630) 218-2887 or Andrea.Cordts@inlandgroup.com

Inland Western Retail Real Estate Trust, Inc. Provides First Quarter 2011 Highlights

OAK BROOK, Ill., May 16, 2011 – Inland Western Retail Real Estate Trust, Inc. (“Inland Western”) today provided highlights from the company’s first quarter 2011 financial and operational accomplishments.

During the quarter ended March 31, 2011, the company continued to demonstrate solid progress in executing its business strategy, achieving the following:

•                  Signed 130 new and renewal leases in the retail operating portfolio for approximately 1.075 million square feet

•                  Renewed 88.1 percent of the leases expiring in the first quarter 2011 within the retail operating portfolio

•                  Reported for the retail operating portfolio 88.5 percent leased, including leases signed but not commenced

•                  Refinanced, repaid and extinguished $276.4 million in debt

•                  Amended and expanded its credit facility to a $585 million senior secured credit facility, including a $435 million senior secured revolving line of credit and a $150 million secured term loan with several banks

•                  Sold two non-core properties aggregating 271,600 square feet for gross sales of $22.8 million reducing the geographic exposure of the retail operating portfolio from 37 to 35 states

•                  Increased the quarterly distribution to shareholders for the sixth consecutive quarter, declaring a first quarter 2011 distribution of $0.06 per share

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About Inland Western Retail Real Estate Trust, Inc.

We are a fully-integrated, self-administered and self-managed real estate company that owns and operates high quality, strategically located shopping centers and single-user retail properties.  We are one of the largest owners and operators of shopping centers in the United States.  As of March 31, 2011, our retail operating portfolio consisted of 264 properties with approximately 35,491,000 square feet of gross leasable area (GLA), was geographically diversified across 35 states and includes power centers, community centers, neighborhood centers and lifestyle centers, as well as single-user retail properties.